Exhibit 99.3

OFFER TO EXCHANGE

$200,000,000 of 6.00% Senior Notes due 2025

that have been registered under the Securities Act of 1933

for any and all of our outstanding

$200,000,000 of 6.00% Senior Notes due 2025

that have not been registered under the Securities Act of 1933

Pursuant to the Prospectus dated            , 2015

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,

ON            , 2015, UNLESS EXTENDED (SUCH TIME AND DATE, AS THE SAME MAY BE

EXTENDED FROM TIME TO TIME, THE “EXPIRATION TIME”). TENDERS MAY BE

WITHDRAWN AT ANY TIME AT OR BEFORE THE EXPIRATION TIME.

To DTC Participants:

Meritage Homes Corporation, a Maryland corporation (the “Company”), is offering to exchange, upon the terms and subject to the conditions set forth in the prospectus dated            , 2015 (the “Prospectus”), and the accompanying Letter of Transmittal (the “Letter of Transmittal”), up to $200,000,000 in aggregate principal amount of its 6.00% Senior Notes due 2025 (the “Exchange Notes”) that have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for a like principal amount of outstanding unregistered 6.00% Senior Notes due 2025 (the “Outstanding Notes”), upon the terms and subject to the conditions set forth in the Prospectus and the Letter of Transmittal (which, together, as they may be amended, supplemented or otherwise modified from time to time, constitute the “Exchange Offer”). As set forth in the Prospectus, the terms of the Exchange Notes are substantially identical to the Outstanding Notes, except that the transfer restrictions, registration rights, and additional interest provisions relating to the Outstanding Notes will not apply to the Exchange Notes. The Prospectus and the Letter of Transmittal more fully describe the Exchange Offer. Capitalized terms used but not defined herein have the meanings given to them in the Letter of Transmittal.

We are requesting that you contact your clients for whom you hold Outstanding Notes regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Outstanding Notes registered in your name or in the name of your nominee, we are enclosing the following documents:

1.	The Prospectus;

2.	The Letter of Transmittal (including a Substitute Form W-9 and Guidelines for Certification of Taxpayer identification number on Substitute Form W-9);

3.	A Notice of Guaranteed Delivery to be used to accept the Exchange Offer if, at or before the Expiration Time, the procedure for book-entry transfer cannot be completed;

4.	A form of letter that may be sent to your clients for whose account you hold Outstanding Notes registered in your name or the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offer; and

5.	A form of instruction letter that may be used by beneficial holders to provide instructions to you or other DTC participants in connection with the Exchange Offer.

Your prompt action is required. The Exchange Offer will expire at 5:00 p.m., New York City time, on            , 2015, unless extended. Outstanding Notes tendered pursuant to the Exchange Offer may be withdrawn at any time at or before the Expiration Time.

To participate in the Exchange Offer, you must arrange for DTC to transmit to the Exchange Agent certain required information, including an Agent’s Message forming part of a book-entry transfer in which you agree to be bound by the terms of the Letter of Transmittal, and transfer the Outstanding Notes being tendered into the Exchange Agent’s account at DTC prior to the Expiration Time, all in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus.

The Company will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the Prospectus and the related documents to the beneficial owners of Outstanding Notes held by such brokers, dealers, commercial banks, and trust companies as nominee or in a fiduciary capacity. The Company will pay or cause to be paid all transfer taxes applicable to the exchange of Outstanding Notes pursuant to the Exchange Offer, except as set forth in Instruction 7 of the Letter of Transmittal. Otherwise, the Company will not pay any fees or commissions to any broker or dealer or any other person (other than the Exchange Agent) for soliciting tenders of the Outstanding Notes pursuant to the Exchange Offer.

Any inquiries you may have regarding the procedure for tendering Outstanding Notes pursuant to the Exchange Offer, or requests for additional copies of the enclosed materials, should be directed to Wells Fargo Bank, National Association, the Exchange Agent for the Exchange Offer, at its address and telephone number set forth below:

By Registered or Certified Mail:	By Regular Mail or Overnight Courier

WELLS FARGO BANK, N.A.

Corporate Trust Operations

MAC N9303-121

PO Box 1517

Minneapolis, MN 55480

In Person by Hand Only:

WELLS FARGO BANK, N.A.

12th Floor – Northstar East Building

Corporate Trust Operations

608 Second Avenue South

Minneapolis, MN 55479

WELLS FARGO BANK, N.A.

Corporate Trust Operations

MAC N9303-121

Sixth & Marquette Avenue

Minneapolis, MN 55479

By Facsimile:

(For Eligible Institutions Only):

Fax (612) 667-6282

Attn: Bondholder Communications

For Information or Confirmation by

Telephone: (800) 344-5128, Option 0

Attn: Bondholder Communications

Very truly yours,

MERITAGE HOMES CORPORATION

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS CONSTITUTES YOU OR ANY OTHER PERSON AS AN AGENT OF THE COMPANY OR THE EXCHANGE AGENT, OR AUTHORIZES YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

2